UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2010

Aetna Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	1-16095	23-2229683
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

151 Farmington Avenue, Hartford, CT	06156
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(860) 273-0123

(Former name or former address, if changed since last report.):	Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.02   Results of Operations and Financial Condition

On January 12, 2010, Joseph M. Zubretsky, Executive Vice President and Chief Financial Officer of Aetna Inc. ("Aetna") will provide a presentation at the 2010 J.P. Morgan Healthcare Conference.  Mr. Zubretsky also will meet with investors and analysts after the presentation.  During this presentation and the subsequent meetings, Aetna intends to reaffirm its previously disclosed full-year 2009 operating earnings guidance of $2.75 per share1 and provide its current view that full-year 2010 operating earnings per share is likely to be modestly lower than 2009.

Aetna’s presentation is scheduled to begin at 1:00 p.m. Eastern time (10:00 a.m. Pacific time).  Investors, analysts and the general public are invited to listen to this presentation over the Internet via Aetna’s Investor Information link at www.aetna.com/investor.  A webcast replay will be available on that web site, beginning approximately two hours after the event, for 14 days.

A copy of Aetna’s presentation is furnished herewith as Exhibit 99.1, and the information in the presentation as to Aetna’s projected 2009 results of operations and financial condition is hereby incorporated by reference in this Item 2.02.

[1]
Projected operating earnings per share for the full year 2009 assumes approximately 450 million weighted average diluted shares.  Projected operating earnings per share exclude net realized capital gains of $26.4 million after tax, $24.9 million after tax of litigation-related insurance proceeds reported by Aetna in the nine-months ended September 30, 2009 and a previously announced severance and facility charge of $60 million to $65 million after tax expected to be recorded by Aetna in the fourth quarter of 2009.  Projected operating earnings per share also exclude from net income any net realized capital gains or losses and other items occurring after September 30, 2009. Aetna is not able to project the amount of future net realized capital gains or losses and therefore cannot reconcile projected operating earnings to projected net income or to a projected change in net income in any period.  Although the excluded items may recur, management believes that operating earnings and operating earnings per share provide a more useful comparison of Aetna’s underlying business performance from period to period.  Net realized capital gains and losses arise from various types of transactions, primarily in the course of managing a portfolio of assets that support the payment of liabilities.  Following a Pennsylvania Supreme Court ruling in June 2009, Aetna received $24.9 million after tax from one of its liability insurers related to certain litigation settled in 2003. In 2009, we expect to record a severance and facility charge of $60 million to $65 million after tax related to actions taken or committed to be taken by the end of the first quarter of 2010.  Net realized capital gains and losses, the litigation-related insurance proceeds and the severance and facility charge do not directly relate to the underwriting or servicing of products for customers and are not directly related to the core performance of Aetna’s business operations.  In addition, management uses operating earnings to assess business performance and to make decisions regarding Aetna’s operations and allocation of resources among Aetna’s businesses.

CAUTIONARY STATEMENT; ADDITIONAL INFORMATION – Certain information in this Form 8-K and the furnished presentation are forward-looking, including our current estimates, projections and views as to 2009 excess capital generation; 2009 operating earnings per share; 2010 operating earnings per share; weighted average diluted shares; our challenges and opportunities for 2010; our ability to respond to health care reform; our ability to hold assets to maturity; our ability to grow our Medicaid business; pre-tax operating margin and fourth quarter 2009 severance and facility charge.  Forward-looking information is based on management's estimates, assumptions and projections, and is subject to significant uncertainties and other factors, many of which are beyond Aetna’s control.  Important risk factors could cause actual future results and other future events to differ materially from those currently estimated by management, including unanticipated increases in medical costs (including increased intensity or medical utilization as a result of the H1N1 flu, increased COBRA participation rates or otherwise; changes in membership mix to higher cost or lower-premium products or membership-adverse selection; changes in medical cost estimates due to the necessary extensive judgment that is used in the medical cost estimation process, the considerable variability inherent in such estimates, and the sensitivity of such estimates to changes in medical claims payment patterns and changes in medical cost trends; increases resulting from unfavorable changes in contracting or re-contracting with providers; and increased pharmacy costs); adverse and less predictable economic conditions in the U.S. and abroad (including unanticipated levels of or rate of increase in the unemployment rate) which can significantly and adversely affect Aetna’s business and profitability; failure to achieve desired rate increases and/or profitable membership growth due to the slowing economy and/or significant competition, especially in key geographic markets where membership is concentrated; adverse changes in federal or state government laws, policies or regulations (including legislative proposals that would affect our business model and/or limit our ability to price for the risk we assume and/or reflect reasonable costs or profits in our pricing and other proposals, such as initiatives to mandate minimum medical benefit ratios or eliminate or reduce ERISA pre-emption of state laws, that would increase potential litigation exposure or mandate coverage of certain health benefits); continued volatility and further deterioration of the U.S. and global capital markets, including fluctuations in interest rates, fixed income and equity prices and the value of financial assets, along with the general deterioration in the commercial paper, capital and credit markets, which can adversely impact the value of Aetna’s investment portfolio, Aetna’s profitability by reducing net investment income and/or Aetna’s financial position by causing us to realize additional impairments on our investments; adverse pricing or funding actions by federal or state government payors; the ability to improve relations with providers while taking actions to reduce medical costs and/or expand the services we offer; and

changes in Aetna’s actual tax rate, the number of severed employees, the amounts payable to severed employees, expenditures associated with vacating leased properties, our ability to sublease leased properties and the timing of future workforce reductions, in each case compared to the amounts we assumed in estimating the expected fourth quarter 2009 severance and facility charge.  Other important risk factors include, but are not limited to: adverse changes in size, product mix or medical cost experience of membership; increases in medical costs or Group Insurance claims resulting from any epidemics, acts of terrorism or other extreme events; the ability to reduce administrative expenses while maintaining targeted levels of service and operating performance; the ability to successfully integrate our businesses (including acquired businesses) and implement multiple strategic and operational initiatives simultaneously; our ability to integrate, simplify, and enhance our existing information technology systems and platforms to keep pace with changing customer and regulatory needs; the outcome of various litigation and regulatory matters, including litigation concerning, and ongoing reviews by various regulatory authorities of, certain of our payment practices with respect to out-of-network providers; and reputational issues arising from data security breaches or other means.  For more discussion of important risk factors that may materially affect Aetna, please see the risk factors contained in Aetna's 2008 Annual Report on Form 10-K on file with the Securities and Exchange Commission (“SEC”), and Aetna’s 2009 Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 (Aetna’s “Third Quarter 10-Q”) on file with the SEC.  You also should read Aetna’s Third Quarter 10-Q for a discussion of Aetna’s historical results of operations and financial condition.

The information in this Item 2.02 shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and shall not be or be deemed to be incorporated by reference in any Aetna filing under the Securities Act of 1933, as amended.

Section 7 – Regulation FD

Item 7.01 Regulation FD Disclosure.

The information above in Item 2.02 of this current report, other than the portion of Aetna’s presentation thereby incorporated by reference in such Item 2.02, is hereby incorporated by reference in this Item 7.01.  A copy of Aetna’s presentation is furnished herewith as Exhibit 99.1, and the information in that presentation other than the information as to Aetna’s projected 2009 results of operations and financial condition is hereby incorporated by reference in this Item 7.01.

The information in this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and shall not be or be deemed to be incorporated by reference in any Aetna filing under the Securities Act of 1933, as amended.

Section 9 – Financial Statements and Exhibits

Item 9.01   Financial Statements and Exhibits.

(d) Exhibits.

99.1          Aetna Inc. Presentation slides for the 2010 J.P. Morgan Healthcare Conference dated January 12, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aetna Inc.

Date: January 12, 2010	By:	/s/ Rajan Parmeswar
Name: Rajan Parmeswar
Title: Vice President, Controller and Chief Accounting Officer